Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form F-4 of our report dated March 30, 2022 relating to the balance sheet of TPB Acquisition Corporation I as of December 31, 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from February 8, 2021 (inception) through December 31, 2021, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

January 20, 2023